Consulting Agreement between Jeffrey R. Grime and Xedar Corporation

A. This agreement shall be effective 1 July 2008 and remain in force until either of the following two events occur:

1. Jeffrey R. Grime sells his proportional share of the First Installment and if necessary, Third Installment of the First Amendment to the Stock Purchase Agreement between Xedar Corporation and Atlantic Systems, totaling $5,108,696, of which Jeffrey R. Grime's pro rata share is 38.25%, equating to $1,954,076.

OR

2. Don W. Rakestraw, as long as he owns any shares of Xedar Corporation issued to him through either of the above-referenced Installments, and Hugh Williamson both agree to modify or end this agreement with Jeffrey R. Grime.

B. Xedar Corporation shall retain Jeffrey R. Grime through his consulting company, Radex, to provide consulting services on a variety of programs and services performed by Xedar's subsidiaries, Atlantic Systems Corporation and/or Point One LLC.

C. Xedar Corporation shall pay Jeffrey R. Grime a retainer fee of $11,000 a month to provide such consulting services.

D. Jeffrey R. Grime shall provide approximately 11.00 days a month of consulting services to Xedar Corporation's subsidiaries Atlantic Systems or Point One.

E. Xedar Corporation shall pay all travel-related expenses for Jeffrey R. Grime in performance of his consulting services for Atlantic Systems Corporation and Point One LLC, to be approved by Hugh Williamson.

F. Xedar Corporation shall continue to pay for the Blackberry phone services for Jeffrey R. Grime as long as this Agreement remains effective.

G. Jeffrey R. Grime may terminate this Agreement at any time with a 30 day written notice.

Signed and Agreed,

Hugh Williamson	Jeffrey R. Grime
Chairman, Xedar Corporation	CEO, Radex